Exhibit 3.1

CERTIFICATE OF RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

NEWPORT CORPORATION

Milton Chang and Robert C. Hewitt certify that:

1. They are the President and Secretary, respectively, of Newport Corporation, a Nevada corporation; and

2. Upon the resolutions of the Board of Directors of Newport Corporation and upon the favorable vote of its stockholders, the Articles of Incorporation of Newport Corporation have been amended and restated and that attached hereto as Exhibit A is a true and correct copy of the Restated Articles of Incorporation.

The number of shares which were voted affirmatively for the Restated Articles of Incorporation was 4,763,631; the total number of shares represented at the meeting at which the vote was taken was 7,624,983; and the total number of shares outstanding at the time of the meeting was 9,152,931.

Dated: November 17, 1987

/s/ Milton Chang
Milton Chang, President

/s/ Robert C. Hewitt
Robert C. Hewitt, Secretary

ACKNOWLEDGEMENT

STATE OF CALIFORNIA)

COUNTY OF ORANGE    )

Milton Chang and Robert C. Hewitt, being duly sworn, depose and say, and each for himself deposes and says:

That Milton Chang is the President of Newport Corporation and that Robert C. Hewitt is the Secretary of said Corporation; that the signatures to the foregoing instrument were made by the officers of said Corporation as indicated after said signatures; and the Corporation executed the foregoing instrument freely and voluntarily for the uses and purposes therein mentioned.

Dated: November 17, 1987

/s/ Milton Chang
Milton Chang

/s/ Robert C. Hewitt
Robert C. Hewitt

Subscribed and sworn to and acknowledged before me this 17 day of November, 1987.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the County of Orange, State of California, the day and year in this Certificate hereinabove written.

[SEAL]	/s/ Peti G. Hurich
Peti G. Hurich
Notary Public

EXHIBIT A

RESTATED ARTICLES OF INCORPORATION

OF

NEWPORT CORPORATION

FIRST: That the name of this Corporation is Newport Corporation.

SECOND: That the principal office of this Corporation in the State of Nevada is at 1 East 1st Street, Reno, Washoe County, Nevada.

THIRD: That the purposes for which this Corporation is formed is to engage in any lawful activity.

FOURTH: The Corporation is authorized to issue 20,000,000 shares of common stock without par value. Except as may be determined by the Board of Directors in its discretion, no holder of shares of the common stock of this Corporation shall have any preemptive right to acquire unissued shares, treasury shares, or securities convertible into such shares.

FIFTH: (a) That the members of the governing Board shall be styled “Directors” and shall be not less than five (5) and not more than nine (9) in number, the exact number to be fixed by the bylaws of the Corporation, provided that the number so fixed by the bylaws may be increased or decreased within the limits above specified from time to time by amendments to the bylaws. Until such number is changed by an amendment to the bylaws, the Corporation shall have eight (8) Directors.

(b) That the first Directors of the Corporation were as follows:

NAME	ADDRESS
J. Campbell	First National Bank Building Reno,Nevada
A. Annett	First National Bank Building Reno,Nevada
K. Tinsman	First National Bank Building Reno,Nevada
C. Loring	First National Bank Building Reno,Nevada
M. Thatcher	First National Bank Building Reno, Nevada

(c) Beginning with the Board of Directors elected at the first annual meeting of stockholders held on or after November 17, 1987, Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into four classes, as nearly equal in number as possible. At the first annual meeting of stockholders held on or after November 17, 1987, separate elections shall be held for the Directors of each class: those of the first class to be elected for a term of office to expire at the 1988 annual meeting of stockholders, those of the second class to be elected for a term of office to expire at the 1989 annual meeting of stockholders, those of the third class to be elected for a term of office to expire at the 1990 annual meeting of stockholders, and those of the fourth class to be elected for a term of office to expire at the 1991 annual meeting of stockholders. At each succeeding annual meeting of stockholders following the 1987 annual meeting, the class of Directors then being elected shall be elected to hold office for a term of office to expire at the fourth succeeding annual meeting of stockholders after their election.

SIXTH: That the capital stock or any part thereof when issued by the Corporation for a consideration to be determined by the Board of Directors shall be deemed to be fully paid and non-assessable and shall be subject to no further assessment of any character to pay the debts of the Corporation.

SEVENTH: The Corporation is to have perpetual existence.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized.

(a) To make and alter the bylaws of this Corporation.

(b) To fix from time to time the consideration for which the stock of the Corporation may be issued.

(c) To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose, or to abolish any such reserve in the manner in which it was created; to fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(d) By resolution or resolutions passed by a majority of the whole Board to designate one or more committees, each committee to consist of one or more Directors of the Corporation, which to the extent provided in said resolution or resolutions or in the bylaws of the Corporation shall have and may exercise powers of the Board of Directors in the management of the business and affairs of the Corporation and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

NINTH: (a) The Corporation may in its bylaws confer powers upon its Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by law.

(b) Both stockholders and Directors shall have power, if the bylaws so provide, to hold their meetings and to have one or more offices within, or without the State of Nevada, and to keep the books of this Corporation, subject to the provisions of the laws of Nevada, outside of the State of Nevada at such places as may be from time to time designated by the Board of Directors.

(c) The Corporation may enter into contracts or transact business with one or more of its Directors or with any firm of which one or more of its Directors are members, or with any corporation or association in which any one or more of its Directors is a stockholder, Director or officer, and such contract or transaction shall not be invalidated or in any wise affected by the fact that such Director or Directors shall have interests therein which are or might be adverse to the interests of the Corporation, even though the vote of the Director or Directors having such adverse interests shall have been necessary to obligate the Corporation upon such contract or transaction, and no Director or Directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction, nor shall any such Director or Directors be accountable for any gains or profits realized thereon, provided, however, that such contract or transaction shall at the time at which it was entered into have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.

TENTH; (a) This Corporation shall, to the full extent permitted by Section 78.751 of the Nevada Revised Statutes, as amended from time to time, indemnify all Directors or officers whom it may indemnify under that section.

(b) To the fullest extent that the General Corporation Law of the State of Nevada as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a Director or officer.

(c) Any repeal or amendment of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing prior to the time of such repeal or amendment.

ELEVENTH: (a) In addition to any affirmative vote required by law or these Restated Articles of Incorporation or the bylaws of the Corporation and except as otherwise expressly provided in Section (b) of this Article Eleventh, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified by law or any other provision of these Restated Articles of Incorporation or the bylaws of the Corporation or otherwise.

(b) The provisions of Section (a) of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Restated Articles of Incorporation or the bylaws of the Corporation, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met:

1. The Business Combination shall have been recommended by a majority (whether such recommendation is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Substantial Stockholder [as hereinafter defined] to become a Substantial Stockholder) of the Disinterested Directors (as hereinafter defined) present at a meeting of the Board of Directors at which a quorum is present.

2. All of the following conditions shall have been met:

a. The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of consideration other than cash to be received per share by holders of Voting Stock in such Business Combination shall be at least equal to the highest per share price including any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by or on behalf of the Substantial Stockholder for any share of Voting Stock in connection with (i) the acquisition by the Substantial Stockholder of beneficial ownership of shares of Voting Stock within the period beginning two years immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) and terminating on the Consummation Date, or (ii) in the transaction in which it became a Substantial Stockholder, whichever is higher; and

b. The consideration to be received by holders of a particular class or series of outstanding shares shall be in cash or in the same form and in the same relative proportion as previously has been paid by or on behalf of the Substantial Stockholder or any person referred to in Paragraph 5 of Section (c) of this Article Eleventh in connection with its direct acquisition of beneficial ownership of shares of such class or series; and

c. After such Substantial Stockholder has become a Substantial Stockholder and prior to the consummation of such Business Combination:

(i) there shall have been no reduction in the annual rate of dividends paid or in the frequency of payment of dividends on the common stock (except as necessary to reflect any stock split, stock dividend or subdivision of the common stock), except as recommended by a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present; and

(ii) there shall have been an increase in the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is recommended by a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present.

d. After such Substantial Stockholder has become a Substantial Stockholder, such Substantial Stockholder shall not have received the benefit, directly or indirectly (except as employee benefits or proportionately as a stockholder of the Corporation) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

e. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of such Disinterested Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares other than the Substantial Stockholder and its Affiliates or Associates (both terms as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

f. Such Substantial Stockholder shall not have made any material change in the Corporation’s business or equity capital structure without the recommendation of a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present.

(c) Certain Definitions. For purposes of this Article Eleventh:

1. The term “Business Combination” shall mean:

a. Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Substantial Stockholder or (ii) any other corporation (whether or not itself a Substantial Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of a Substantial Stockholder; or

b. Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

c. The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder; or

d. Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving a Substantial Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series, or any securities convertible into shares or into equity securities of any Subsidiary, that is beneficially owned by an Substantial Stockholder or any Affiliate or Associate of any Substantial Stockholder; or

e. Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (d).

2. The term “Voting Stock” shall mean all shares issued from time to time under Article Fourth of these Restated Articles of Incorporation and which by its terms may be voted generally in the election of Directors of the Corporation (it being understood that each share of Voting Stock shall have the number of votes granted to it pursuant to Article Fourth).

3. The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares.

4. The term “Substantial Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

a. Is the beneficial owner, directly or indirectly, in the aggregate of more than ten percent (10%) of the voting power of the outstanding Voting Stock; or

b. Is an Affiliate or Associate of this Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, in the aggregate of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

c. Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Substantial Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

5. A person shall be a “beneficial owner” of any Voting Stock:

a. Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

b. Which such person or any of its Affiliates or Associates has

(i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

(ii) the right to vote pursuant to any agreement, arrangement or understanding, or

c. Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

6. For the purposes of determining whether a person is a Substantial Stockholder pursuant to Paragraph 4 of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include all shares deemed owned by such person through application of Paragraph 5 of this Section (c) but shall not include any other shares of Voting Stock which may be issuable to others pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

7. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.

8. The term “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of a Substantial Stockholder set forth in Paragraph 4 of this Section (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

9. The term “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Substantial Stockholder and was a member of the Board of Directors prior to the time that the Substantial Stockholder became a Substantial Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Substantial Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

10. The term “Fair Market Value” means:

a. In the case of cash, the amount of such cash; and

b. In the case of stock, the highest closing sale price during the 60-day period commencing 30 days prior to the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price with respect to a share of such stock during the 60-day period commencing 30 days prior to the date in question on the National Association of Securities Dealers, Inc. National Market System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present; and

c. In the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present.

(e) A majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present shall have the power and duty to determine for the purposes of this Article Eleventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Substantial Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) the length of time such shares are beneficially owned by any person, (d) whether a person is an Affiliate or Associate of another, (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance of transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more, and (f) such other matters with respect to which a determination or interpretation is required under this Article Eleventh.

(f) Nothing contained in this Article Eleventh shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

(g) Notwithstanding any other provisions of these Restated Articles of Incorporation or the bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation or otherwise), the affirmative vote of not less than seventy five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article Eleventh, provided, however, that this Section (g) shall not apply to, and such seventy five percent (75%) vote shall not be required for, any amendment, repeal or adoption recommended by a majority of the Disinterested Directors present at a meeting of the Board of Directors at which a quorum is present.

We, the undersigned, being the President and the Secretary of Newport Corporation hereby certify that we have been authorized to execute these Restated Articles of Incorporation by a resolution of the Board of Directors of the Corporation, adopted on August 25, 1987, and that these Restated Articles of Incorporation are amended to the date of our signatures.

Dated: 17 November 1987	/s/ Milton Chang
Milton Chang, President

Dated: 17 November 1987	/s/ Robert C. Hewitt
Robert C. Hewitt, Secretary

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NEWPORT CORPORATION

The undersigned, Karina L. Page, Vice President, Treasurer and Assistant Secretary of Newport Corporation, does hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 9th day of February, 2000, adopted a resolution to amend the original articles as follows:

Article Fourth is hereby amended to read as follows:

“FOURTH: The Corporation is authorized to issue 75,000,000 shares of common stock, $0.1167 stated value. Except as may be determined by the Board of Directors in its discretion, no holder of shares of the common stock of this Corporation shall have any preemptive right to acquire unissued shares, treasury shares, or securities convertible into such shares. Upon the effectiveness of this Amendment, each issued and outstanding share of Common Stock shall be automatically and without any action on the part of the holder thereof split, reclassified as and changed into three (3) shares of the Corporation’s Common Stock, $0.1167 stated value per share.”

The number of shares of the Corporation’s stock outstanding and entitled to vote on the foregoing amendment to the Articles of Incorporation is 9,391,047 shares of Common Stock; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Karina L. Page
Karina L. Page,
Vice President, Treasurer and Assistant Secretary

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NEWPORT CORPORATION

The undersigned, Jeffrey B. Coyne, Vice President, General Counsel and Secretary of Newport Corporation, does hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 13th day of February, 2001, adopted a resolution to amend the original articles as follows:

Article Fourth is hereby amended to read as follows;

“FOURTH: The Corporation is authorized to issue Two Hundred Million (200,000,000) shares of common stock, $0.1167 par value. Except as may be determined by the Board of Directors in its discretion, no holder of shares of the common stock of this Corporation shall have any preemptive right to acquire unissued shares, treasury shares, or securities convertible into such shares.”

The number of shares of the Corporation’s stock outstanding and entitled to vote on the foregoing amendment to the Articles of Incorporation is 36,346,832 shares of Common Stock; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Jeffrey B. Coyne
Jeffrey B. Coyne,
Vice President, General Counsel and Secretary

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701–4520

(775) 684 5708

Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

Newport Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article Fifth, Subsection (c), of the Restated Articles of Incorporation of Newport Corporation as filed with the Secretary of State of Nevada on November 19, 1987, is amended and restated in its entirety as follows:

(c) Beginning with any Director elected at the 2011 annual meeting of stockholders, each Director shall be elected for a term of one (1) year. Any Director who was elected for a four (4) year term prior to the 2011 annual meeting of stockholders (each, a “Previously Elected Director”) shall serve the remainder of his or her four (4) year term, subject to his or her earlier resignation or removal. Upon the expiration of any term of a Previously Elected Director, each elected successor for such Director shall be elected for a one (1) year term.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 22,892,007 shares (62.47%)

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Jeffrey B. Coyne
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit–After
Revised: 3–6–09